CNL Strategic Capital, LLC 8-K

Exhibit 99.1

News Release

For information contact: Colleen Johnson Senior Vice President Marketing and Communications CNL Financial Group 407-650-1223

CNL Strategic capital closes On Investment in

Its fourth portfolio company

(Orlando, Fla.) Nov. 22, 2019 — CNL Strategic Capital, LLC has closed on an approximately $10 million investment in Milton Industries (Milton), a leading provider of highly-engineered tools and accessories for pneumatic applications across a variety of end markets including vehicle service; industrial maintenance, repair, and operating supplies; aerospace and defense; and agriculture. Milton is the fourth company in CNL Strategic Capital’s portfolio and marks its second new investment in under six months.

CNL Strategic Capital is co-investing in Milton with LLCP Lower Middle Market Fund, L.P., an institutional fund and affiliate of Levine Leichtman Strategic Capital, LLC, the sub-manager of CNL Strategic Capital.

Milton was founded in 1943 and is headquartered in Chicago. The company has more than 1,300 active customers and over 1,600 SKUs with products including couplers, gauges, chucks, blow guns, filters, regulators and lubricators. Milton’s high-quality products, engineering expertise and partnership approach creates long-term relationships, with an average tenure of more than 30 years among its top ten customers.

About CNL Strategic Capital

CNL Strategic Capital is a publicly registered, non-traded limited liability company that seeks to provide current income and long-term appreciation to individuals by acquiring controlling equity stakes in combination with loan positions in durable and growing middle-market businesses. The company is externally managed by CNL Strategic Capital Management, LLC and Levine Leichtman Strategic Capital, LLC. For additional information, please visit cnlstrategiccapital.com.

About CNL Financial Group

CNL Financial Group (CNL) is a private investment management firm providing real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $34 billion in assets. CNL is headquartered in Orlando, Florida. For additional information, please visit cnl.com.

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About Levine Leichtman Capital Partners

Levine Leichtman Capital Partners, LLC is a middle-market private equity firm with a 35-year track record of successfully investing across various targeted sectors, including franchising, professional services, education and engineered products. LLCP utilizes a differentiated Structured Equity investment strategy, combining debt and equity capital investments in portfolio companies. This unique structure provides a less dilutive solution for management teams and entrepreneurs, while delivering growth and income with a significantly lower risk profile.

LLCP’s global team of dedicated investment professionals is led by six partners who have worked together for an average of 22 years. Since inception, LLCP has managed over $10.7 billion of institutional capital across 14 investment funds and has invested in over 80 portfolio companies. LLCP currently manages $6.4 billion of assets and has offices in Los Angeles, New York, Dallas, Chicago, Charlotte, London, Stockholm and The Hague. For additional information, please visit llcp.com.

The information in this press release may include “forward-looking statements.” These statements are based on the beliefs and assumptions of CNL Strategic Capital’s management and on the information currently available to management at the time of such statements. Forward-looking statements generally can be identified by the words “believes,” “expects,” “intends,” “plans,” “estimates” or similar expressions that indicate future events. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond CNL Strategic Capital’s control. Important risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with the Company’s ability to pay distributions and the sources of such distribution payments, the Company’s ability to locate and make suitable investments and other risks  described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K and the other documents filed by the Company with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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